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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-53633) pertaining to the Weatherford International Ltd. Amended and Restated Non-Employee Director Stock Option Plan; the Weatherford International Incorporated 1987 Stock Option Plan, as amended and restated; the Weatherford Enterra, Inc. 1991 Stock Option Plan, as amended and restated; the D. Dale Wood Stock Option Agreement; the Weatherford Enterra, Inc. Stock Appreciation Rights Plan, as amended; the Weatherford Enterra, Inc. Restricted Stock Incentive Plan, as amended and restated; the Weatherford Enterra, Inc. Change of Control Agreements; the Weatherford Enterra, Inc. 401(k) Savings Plan; the Weatherford Enterra, Inc. Amended and Restated Employee Stock Purchase Plan; and the Employment Agreement with Curtis W. Huff of our report dated January 30, 2002, with respect to the consolidated financial statements and schedule of Weatherford International, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP
Houston, Texas
June 26, 2002